QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-35774, 333-90734, 333-106012 and 333-116188) pertaining to the PRAECIS PHARMACEUTICALS INCORPORATED Third Amended and Restated 1995 Stock Plan and Amended and Restated Employee Stock Purchase Plan, of our reports dated March 10, 2005, with respect to the consolidated financial statements of PRAECIS PHARMACEUTICALS INCORPORATED, PRAECIS PHARMACEUTICALS INCORPORATED management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PRAECIS PHARMACEUTICALS INCORPORATED, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
March 10, 2005

QuickLinks

  Exhibit 23.1